EXHIBIT 99.1

DATAWATCH CORPORATION REPORTS RESULTS FOR SECOND
QUARTER FISCAL 2007

Revenue Grows 18% and Net Income Grows 57%, Compared to the Same Six-Month Period Last Year

Chelmsford, MA – April 30, 2007 —Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management, today announced results for its second quarter and year-to-date fiscal 2007.

Revenues for the quarter ended March 31, 2007 were $6,149,000, up by 14% when compared to $5,394,000 for the quarter ended March 31, 2006. Net income for the second quarter fiscal 2007 was $424,000 or $0.07 per diluted share, up 87% when compared to $227,000, or $0.04 per diluted share, for the second quarter fiscal 2006.

Revenues for the six months ended March 31, 2007 were $11,925,000, up by 18% when compared to $10,141,000 for the six months ended March 31, 2006. Net income for the six months ended March 31, 2007 was $458,000 or $0.08 per diluted share, up 57% when compared to $291,000 or $0.05 per diluted share, a year ago.

 “We are pleased by the strong revenue growth in the second quarter, and year-to-date, when compared to the first half of fiscal year 2006,” said President and CEO Robert Hagger. “We achieved revenue increases from most product lines this year-to-date, with the bulk of growth in the quarter and year-to-date coming from Datawatch|BDS, our Integrated Document Archive and Retrieval System (IDARS). As expected, Monarch desktop revenue was lower in both periods as we approached the release of a new version on February 27. Monarch revenue improved in the last month of the quarter following the introduction of version 9. There are clear signs that the company’s strategic focus on the Enterprise Information Management (EIM) space is beginning to pay off,” added Hagger.

Organizations are increasingly aware of the need to leverage all sources and types of information in the enterprise in order to make better business decisions and to meet today’s strict compliance challenges.  Datawatch’s document archive and workflow capabilities, combined with its Monarch report and data mining analytic technology makes the Company uniquely positioned to deliver on the need for the right information in the right place at the right time.

For the last two consecutive quarters, revenue from enterprise-scale products accounted for more than 50% of the Company’s sales reflecting the rising importance of information management on a corporate-wide scale.

Operating margins on maintenance contracts and the supply of professional services improved compared to both the three and six month periods ended March 31, 2006, due to the addition of the Business Document Server (BDS) product line acquired in May 2006. Sales & marketing costs remained in line with last year. Engineering and product development expense increased to $1.5 million year-to-date from $855,000 in the same period last year, as the Company absorbed the cost of supporting the new BDS business, and invested in new product innovation.

“Cash balances, net of borrowings, grew from $862,000 on September 30, 2006 to $2.3 million on March 31, 2007,” said Murray Fish, Chief Financial Officer.  “On April 21, 2006, Datawatch entered into a financing arrangement with Silicon Valley Bank and secured a $3 million line of credit for additional working capital purposes for a 12 month period.  On February 9, 2007, the Company elected to repay $1 million, the total amount outstanding under its line of credit. Datawatch does not plan to renew the line of credit because we believe that our current cash balances are sufficient to meet the Company’s needs for working capital and anticipated expenditures for at least the next 12 months,” added Mr. Fish.

As previously announced, Datawatch will host a live webcast to discuss its second quarter of fiscal 2007 financial results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.vcall.com/IC/CEPage.asp?ID=115911. Please register at least 15 minutes early and download any necessary audio software. An archive of the broadcast will be available for 30 days following the call.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems.  Datawatch customers benefit from the right information, in the right context, at the right time. More than 20,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass. with offices in London, Sydney and Manila.  For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarter ended December 31, 2006. Any forward-looking statements should be considered in light of those factors.

# # #
Investor contact:
Datawatch Investor Relations
Phone: (978) 441-2200 ext. 8323
investor@datawatch.com

Media contacts:
Lisa G. Kilpatrick
Marketing Communications Manager
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443

Stacey L. Mann
Greenough Communications
smann@greenoughcom.com
Direct: (617) 275-6523
Mobile: (617) 699-4853

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
REVENUE:
Software licenses and subscriptions	$3,257	$3,445	$6,695	$6,599
Maintenance and services	2,892	1,949	5,230	3,542
Total Revenue	6,149	5,394	11,925	10,141

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	560	591	1,097	1,164
Cost of maintenance and services	983	964	2,015	1,804
Sales and marketing	2,140	2,181	4,484	4,149
Engineering and product development	788	428	1,494	855
General and administrative	1,210	1,022	2,278	1,911
Total costs and expenses	5,681	5,186	11,368	9,883
INCOME FROM OPERATIONS	468	208	557	258
Other income (expense), net	(19)	19	(52)	33
INCOME BEFORE INCOME TAXES	449	227	505	291
Provision for income taxes	25	—	47	—
NET INCOME	$424	$227	$458	$291

Net income per share - Basic	$0.08	$0.04	$0.08	$0.05
Net income per share - Diluted	$0.07	$0.04	$0.08	$0.05

Weighted-Average
Shares Outstanding – Basic	5,519	5,492	5,516	5,451
Weighted-Average
Shares Outstanding – Diluted	5,784	5,834	5,776	5,809

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	March 31,	September 30,
	2007	2006
Cash and equivalents	$2,280	$1,862
Accounts receivable, net	3,580	3,786
Inventories	47	37
Prepaid expenses	753	653
Total current assets	6,660	6,338
Property and equipment, net	974	1,129
Other intangible assets, net	9,028	8,558

	$16,662	$16,025

Line of Credit	$—	$1,000
Accounts payable and accrued expenses	3,504	3,121
Deferred revenue	4,417	4,202
Accrued acquisition costs - IDARS business	925	215
Total current liabilities	8,846	8,538

Total long term liabilities	406	532

Total shareholders’ equity	7,410	6,955

	$16,662	$16,025